Exhibit 99.1

UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements with respect to Lime Energy Co. are based on our historical consolidated financial statements and reflect the disposition of certain assets of our Energy Technology segment. Set forth below are the following unaudited pro forma condensed combined financial statements:

•      The unaudited pro forma condensed combined balance sheet as of June 30, 2009, assuming the disposition of certain assets of our Energy Technology business had occurred on June 30, 2009,

•      The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2009, assuming the disposition of certain assets of our Energy Technology business had occurred on June 30, 2009, and

•      The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2008, assuming the disposition of certain assets of our Energy Technology business had occurred on December 31, 2008.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only, are based on certain assumptions that we believe are reasonable and do not purport to represent our financial condition or our results of operations had the disposition occurred on or as of the dates noted above or to project the results for any future date or period.  In the opinion of management, all adjustments have been made that are necessary to present fairly the unaudited pro forma condensed combined financial information.

In connection with the disposition we received $25,000 in cash at closing and we may receive an additional $50,000 in cash 90 days following the closing, depending in part on the cash received from accounts receivable transferred to the buyer.  In addition, we could earn up to $4 million over the four year period following closing, depending on the revenue generated by the buyer from the sale of eMAC and uMAC products.  For purposes of these pro forma statements we have assumed the only consideration received is the cash received at closing.

Lime Energy Co.

Condensed Consolidated Balance Sheet

(Unaudited)

	Lime Energy Co.
	Historical	Pro Forma
	(unaudited)	Adjustments		Pro Forma

Assets

Current assets
Cash and cash equivalents	$4,673,040	$25,000	(a)	$4,698,040
Accounts receivable, net	19,665,755	—		19,665,755
Inventories	143,392	—		143,392
Costs and estimated earnings in excess of billings on uncompleted contracts	4,842,337	—		4,842,337
Prepaid expenses and other	857,474	—		857,474
Total Current Assets	30,181,998	25,000		30,206,998

Net Property and Equipment	2,014,954	—		2,014,954

Long Term Receivables	866,211	—		866,211
Deferred Financing Costs, net	2,613	—		2,613
Intangibles, net	6,151,686	—		6,151,686
Goodwill	18,627,363	—		18,627,363

	$57,844,825	$25,000		$57,869,825

Lime Energy Co.

Condensed Consolidated Balance Sheet

(Unaudited)

	Lime Energy Co.
	Historical	Pro Forma
	(unaudited)	Adjustments		Pro Forma

Liabilities and Stockholders’ Equity

Current liabilities
Lines of Credit	$2,115,775	$—		$2,115,775
Current portion of long-term debt	5,001,619	—		5,001,619
Accounts payable	9,829,807	—		9,829,807
Accrued expenses	3,299,378	130,000	(b)	3,429,378
Billings in excess of costs and estimated earnings on uncompleted contracts	2,813,696	—		2,813,696
Deferred revenue	—	—		—
Customer deposits	794,115	—		794,115
Total Current Liabilities	23,854,390	130,000		23,984,390

Deferred Revenue	6,468	—		6,468
Long-Term Debt, less current portion	1,173,887	—		1,173,887
Deferred Tax Liability	1,034,000	—		1,034,000

Total Liabilities	26,068,745	130,000		26,198,745

Stockholders’ Equity
Preferred stock	3,669	—		3,669
Common stock	1,307	—		1,307
Additional paid-in capital	144,867,555	—		144,867,555
Accumulated deficit	(113,096,451)	(105,000)	(a)(b)	(113,201,451)

Total Stockholders’ Equity	31,776,080	(105,000)		31,671,080

	$57,844,825	$25,000		$57,869,825

Lime Energy Co.

Condensed Consolidated Statement of Operations

(Unaudited)

	Lime Energy Co.
	Historical	Pro Forma
	(unaudited)	Adjustments		Pro Forma

Revenue	$29,519,945	$—		$29,519,945

Cost of sales	23,872,726	—		23,872,726

Gross Profit	5,647,219	—		5,647,219

Selling, general and administrative	10,781,982	—		10,781,982
Amortization of intangibles	658,201	—		658,201

Operating Loss	(5,792,964)	—		(5,792,964)

Other Income (Expense)
Interest income	62,940	—		62,940
Interest expense	(902,815)	—		(902,815)

Total other income (expense)	(839,875)	—		(839,875)

Loss from continuing operations before discontinued operations	(6,632,839)	—		(6,632,839)

Discontinued Operations:
Loss from operation of discontinued business	(1,029,223)	(105,000)	(a)(b)	(1,134,223)

Net Loss	(7,662,062)	(105,000)		(7,767,062)

Preferred Stock Dividends	(1,202,185)	—		(1,202,185)

Net Loss Available to Common Stockholders	$(8,864,247)	$(105,000)		$(8,969,247)

Basic and diluted loss per common share from Continuing operations	$(0.65)			$(0.65)

Discontinued operations	(0.09)			(0.09)

Basic and Diluted Loss Per Common Share	$(0.74)			$(0.74)

Weighted Average Common Shares Outstanding	12,054,940			12,054,940

Lime Energy Co.

Condensed Consolidated Statement of Operations

(Unaudited)

	Lime Energy Co.	Pro Forma
	Historical	Adjustments		Pro Forma

Revenue	$57,221,924	$(2,246,840)	(c)	$54,975,084

Cost of sales	45,183,102	(1,902,053)	(c)	43,281,049

Gross Profit	12,038,822	(344,787)		11,694,035

Selling, general and administrative	20,391,137	(2,185,828)	(a)(b)(c)	18,205,309
Amortization of intangibles	2,092,095	(523,988)	(c)	1,568,107

Operating Loss	(10,444,410)	2,365,029		(8,079,381)

Other Income (Expense)
Interest income	87,084	—		87,084
Interest expense	(2,678,200)	9,780	(c)	(2,668,420)

Total other income (expense)	(2,591,116)	9,780		(2,581,336)

Loss from continuing operations before discontinued operations	(13,035,526)	2,374,809		(10,660,717)

Discontinued Operations:
Loss from operation of discontinued business	—	—		—

Net Loss	(13,035,526)	2,374,809		(10,660,717)

Preferred Stock Dividends	(288,014)	—		(288,014)

Net Loss Available to Common Stockholders	$(13,323,540)	$2,374,809		$(10,948,731)

Basic and diluted loss per common share from Continuing operations	$(1.59)			$(1.31)

Discontinued operations	—			—

Basic and Diluted Loss Per Common Share	$(1.59)			$(1.31)

Weighted Average Common Shares Outstanding	8,381,697			8,381,697

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED STATEMENTS

(a)           To record cash received at closing.

(b)           To record estimated transaction costs.

(c)           To eliminate all revenue and expenses of the disposed business.